Exhibit 12

                                              FIRST INDUSTRIAL, L.P.
                                COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                              (DOLLARS IN THOUSANDS)

                                             3/31/01      12/31/00     12/31/99     12/31/98     12/31/97     12/31/96
                                           ------------------------------------------------------------------------------

Income From Operations.................     $   27,458   $  104,386   $  126,073   $ 83,067     $ 57,557     $ 32,577

Plus: Interest Expense and
   Amortization of Interest Rate
   Protection Agreements and                    20,885       82,568       78,094     69,713       25,468        4,881
                                           ------------ ------------ ------------ ----------   ----------   ---------
   Deferred Financing Costs............

Earnings Before Fixed Charges..........     $   48,343   $  186,954   $  204,167   $152,780     $ 83,025     $ 37,458
                                           ============ ============ ============ ==========   ==========   =========

Fixed Charges..........................     $   22,858   $   87,771   $   83,662          $     $ 26,619     $  5,382
                                           ============ ============ ============ =======================   =========
                                                                                  73,356

Ratio of Earnings to Fixed                       2.11x       2.13x          2.44x      2.08x        3.12x        6.96x
                                           ===========  ==========   ============ ==========   ==========   ==========
   Charges(a)..........................



(a) For purposes of computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from operations before income allocated to minority interest. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of interest rate protection agreements and deferred financing charges.